Exhibit 5.1

June 12, 2013

Vanguard Natural Resources, LLC

5847 San Felipe, Suite 3000

Houston, Texas 77057

Ladies and Gentlemen:

We have acted as counsel for Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”) with respect to the preparation of the Post-Effective Amendment No.1 to a registration statement on Form S-3 File No. 179050, originally filed with the Securities and Exchange Commission (the “Commission”) on January 18, 2012 (such registration statement, as amended, being referred to herein as the “Registration Statement”) by the Company, VNR Finance Corp., a Delaware corporation (“Finance Corp.”), Vanguard Natural Gas, LLC, a Kentucky limited liability company (“VNG”), VNR Holdings, LLC, a Delaware limited liability company (“Holdings”), Vanguard Permian, LLC, a Delaware limited liability company (“Permian”), Encore Energy Partners Operating LLC, a Delaware limited liability company (“Encore Operating”) and Encore Clearfork Pipeline LLC, a Delaware limited liability company (“Clearfork” and, together with Holdings, Encore Operating and Permian, the “Delaware Guarantors”) with the Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of preferred units representing perpetual equity interests in the Company (the “Preferred Units”).

We have also participated in the preparation of the prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

We have examined (i) the Registration Statement, including the Prospectus, (ii) the certificate of formation or certificate of incorporation, as applicable, of the Company, Finance Corp. and each of the Delaware Guarantors, (iii) the unanimous written consents of the board of directors, sole manager or sole member, as applicable, of the Company, Finance Corp. and each of the Delaware Guarantors relating to, among other things, the Registration Statement and the Securities and (iv) such other certificates, statutes and other instruments and documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the Company and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

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In connection with this opinion, we have assumed that:

(1)	all information contained in all documents reviewed by us is true and correct;

(2)	all signatures on all documents examined by use are genuine;

(3)	all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents;

(4)	each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete;

(5)	the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective;

(6)	a prospectus supplement will have been prepared and filed with the Commission describing the Preferred Units offered thereby;

(7)	each of the Company, Finance Corp. and the Delaware Guarantors is duly organized or incorporated and is validly existing and in good standing under the laws of the State of Delaware;

(8)	VNG is duly organized and is validly existing and in good standing under the laws of the State of Kentucky;

(9)	each person signing the documents we examined has the legal capacity and authority to do so;

(10)	all Preferred Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement;

(11)	a definitive purchase, underwriting or similar agreement with respect to any Preferred Units offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and

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(12)	any Preferred Units issuable upon conversion, exchange or exercise of any Security being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

Based upon and subject to the foregoing, we are of the opinion that:

(1)	With respect to the Preferred Units, when (i) the Company has taken all necessary action to approve the issuance of such Preferred Units, the terms of the offering thereof and related matters and (ii) the Preferred Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Company upon payment of the consideration thereof or provided for therein, then the Preferred Units, will be validly issued, fully paid and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act).

The opinions expressed herein are qualified in the following respects:

(1)	We express no opinions concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

(2)	The foregoing opinions are limited to the laws of the State of New York, the General Corporation Law and Limited Liability Company Act of the State of Delaware, and the federal laws of the United States of America, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.